UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2025

ENERGY TRANSFER LP

(Exact name of registrant as specified in its charter)

Delaware	1-32740	30-0108820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

(Address of principal executive offices, including zip code)

(214) 981-0700

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units	ET	New York Stock Exchange
9.250% Series I Fixed Rate Perpetual Preferred Units	ETprI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On February 18, 2025, Energy Transfer LP (the “Partnership”) entered into an underwriting agreement (the “Underwriting Agreement”) with BofA Securities, Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Mizuho Securities USA LLC and SMBC Nikko Securities America, Inc., as joint book-running managers and representatives of the several underwriters named therein (collectively, the “Underwriters”), with respect to the public offering (the “Offering”) by the Partnership of $650,000,000 aggregate principal amount of its 5.200% Senior Notes due 2030 (the “2030 Notes”), $1,250,000,000 aggregate principal amount of its 5.700% Senior Notes due 2035 (the “2035 Notes”) and $1,100,000,000 aggregate principal amount of its 6.200% Senior Notes due 2055 (the “2055 Notes” and, together with the 2030 Notes and the 2035 Notes, the “Notes”).

The Offering was registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement on Form S-3 (File No. 333-279982) of the Partnership, which became effective on June 6, 2024, as supplemented by the Prospectus Supplement dated February 18, 2025 relating to the Offering, as filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act on February 18, 2025. The Offering is expected to close on March 4, 2025, subject to the satisfaction of customary closing conditions. The Partnership intends to use the net proceeds of approximately $2.97 billion (before offering expenses) from the Offering to refinance existing indebtedness, including to repay commercial paper and borrowings under the Partnership’s revolving credit facility, and for general partnership purposes.

The Underwriting Agreement contains customary representations, warranties and agreements by the Partnership, and customary conditions to closing, indemnification obligations of the Partnership, as applicable, and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties and termination provisions.

The Underwriters may, from time to time, engage in transactions with and perform services for the Partnership and its affiliates in the ordinary course of business. Affiliates of each of the Underwriters are lenders under the Partnership’s revolving credit facility. Accordingly, each of the Underwriters and their affiliates may receive a portion of the net proceeds from this Offering through any repayment of borrowings under the Partnership’s revolving credit facility. Additionally, certain of the Underwriters or their affiliates are dealers on the Partnership’s commercial paper program and may receive a portion of the net proceeds from this Offering through any repayment of borrowings under such commercial paper program, to the extent they are holding any of the Partnership’s commercial paper.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Item 8.01.	Other Events.

On February 18, 2025, the Partnership issued a press release relating to the pricing of the Offering contemplated by the Underwriting Agreement.

A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 8.01 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of the Exhibit

1.1	Underwriting Agreement, dated as of February 18, 2025 among Energy Transfer LP, as issuer, and BofA Securities, Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Mizuho Securities USA LLC and SMBC Nikko Securities America, Inc., as representatives of the several underwriters named therein, with respect to the Notes.

99.1	Energy Transfer LP Press Release, dated as of February 18, 2025, announcing the pricing of the Notes.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY TRANSFER LP

	By:	LE GP, LLC, its general partner

Date: February 19, 2025	/s/ Dylan A. Bramhall
Dylan A. Bramhall
Executive Vice President and Group Chief Financial Officer